EXHIBIT 99.1

America Online, Inc. Completes Acquisition Of Mapquest.Com, Inc.

DULLES, VA, June 29, 2000 -- America Online, Inc. (NYSE: AOL) today announced that it has completed its acquisition of MapQuest.com Inc. (NASDAQ:MQST).

Earlier this week, MapQuest.com stockholders approved the stock-for-stock,pooling-of-interests transaction at a stockholder meeting in New York. Under the terms of the agreement, shareholders of MapQuest.com will receive 0.31558 shares of AOL common stock for each share of MapQuest stock.

About MapQuest.com, Inc.

MapQuest.com, Inc. is a leader in providing online, voice and wireless mapping, directions and destination information solutions to consumers anytime, anywhere. MapQuest.com is the leading provider of maps on the Internet, licensing its branded solutions to more than 1,500 business partners and has links from more than 300,000 Web pages.

About America Online, Inc.

Founded in 1985, America Online, Inc. is the world's leader in interactive services, Web brands, Internet technologies and e-commerce services.